Exhibit 10.1

SEPARATION AGREEMENT

It is hereby recorded the Separation Agreement entered into by, on the one hand, BEGGIE PERÚ S.A.C., identified with RUC No. 20546676553 and domiciled at Av. Manuel Olguín No. 335, Int. 1202, district of Santiago de Surco, province and department of Lima, represented by Sandro Felipe Loyaga Florian, hereinafter referred to as “THE COMPANY”; with the intervention of MISSION PRODUCE, INC., domiciled in 2710 Camino del Sol, Oxnard, California, CA 93030, represented by Stephen J. Barnard, hereinafter referred to as MISSION PRODUCE, INC.; and, on the other hand, Juan Rodolfo Wiesner Rico, as identified in his employment agreement with the Company, hereinafter referred to as “THE EXECUTIVE”, under the following terms and conditions:

FIRST.- BACKGROUND

THE EXECUTIVE began his labor relationship with THE COMPANY on January 1st, 2013, currently occupying the position of Presidente de Operaciones Sur y Centro América

SECOND. OBJECT OF THE AGREEMENT

THE EXECUTIVE’S employment relationship with the Company will cease on November 1, 2025. The termination of the employment agreement is based on mutual consent agreed by the parties, subject to the provisions of Article 16 d) and Article 19 of the Sole Ordered Text (TUO) of Legislative Decree No. 728, Labor Productivity and Competitiveness Law, approved by Supreme Decree No. 003-97-TR.

THIRD. SOCIAL BENEFITS PAYMENT

THE COMPANY shall pay THE EXECUTIVE, at the time of his termination, the social benefits that corresponds to him according to law and shall grant him the termination certificate for the withdrawal of his compensation for time of services deposited in the financial institution chosen by THE EXECUTIVE, as well as the corresponding work certificate, in which it shall record his time of services and job position held.

In addition, together with the social benefits payment, THE COMPANY shall pay THE EXECUTIVE the sum of USD 20,538.46 (Twenty thousand five hundred thirty eight American Dollars with 46/100 Cents), as compensation for the obligations contained in the fourth and fifth clauses of this agreement.

MISSION PRODUCE, INC. and THE EXECUTIVE agree that all outstanding but unvested equity awards shall be regulated by the same terms and conditions under which they were granted, which terms are set forth in the applicable equity award agreements previously entered into between MISSION PRODUCE, INC. and THE EXECUTIVE.

FOURTH. CONFIDENTIALITY

4.1.

By means of this Agreement, THE EXECUTIVE undertakes to maintain absolute confidentiality with respect to the Confidential Information to which it has had access. THE EXECUTIVE expressly undertakes not to carry out any of the following actions: copy, modify, store, distribute, transfer, reproduce, use, exploit, and/or divulge in any way, the Confidential Information.

4.2.	Definition of Confidential Information.

The Confidential Information referred to in this Agreement is defined as any and all nonpublic information and related materials, commercial agreements with providers and/or clients, patents, trademarks, or industrial secrets, regardless of the form or how obtained, developed by and/or for THE COMPANY, known or received by THE EXECUTIVE directly or indirectly in the course of or in connection with his employment by THE COMPANY. THE EXECUTIVE may not make use of the Confidential Information—nor exploit it—for its own benefit, nor that of third parties.

THE EXECUTIVE’s professional knowledge and work experience gained in the agro-industrial field shall not be considered Confidential Information. Confidential Information shall be understood as described in this Clause.

Confidential Information is not considered to be any information available to the public.

4.3.	Validity of Confidentiality

The confidentiality obligations contained in this Agreement shall continue in force for THE EXECUTIVE until eighteen (18) months after the termination of any contractual relationship with THE COMPANY, its shareholders, related companies or strategic partners.

FIFTH. NON-COMPETE OBLIGATIONS

The parties agree that during the term of any contractual relationship with THE COMPANY, its shareholders, related companies or strategic partners, and up to eighteen (18) months after the termination of any contractual relationship with THE COMPANY, its shareholders, related companies or strategic partners, THE EXECUTIVE shall refrain, directly or indirectly, for himself or for third parties, as a natural person or through legal entities formed, directed, represented or advised by himself or by family members or relatives, unless previously authorized in writing by THE COMPANY, from the following:

5.1.	Divert or attempt to divert customers or suppliers of THE COMPANY to any competitor.

5.2.	Carry out any action harmful or detrimental to the commercial reputation of THE COMPANY.

5.3.

To induce or attempt to influence, directly or indirectly, any employee of THE COMPANY to terminate his/her employment with THE COMPANY in order to work for THE EXECUTIVE or for any other person, entity, institution or company that competes with THE COMPANY. This provision will not be applicable if a Company employee voluntarily, without prior contact from THE EXECUTIVE, applies directly to a recruitment process initiated by THE EXECUTIVE.

5.4.

Remuneration for non-compete obligations: As remuneration for the non-compete obligations that THE EXECUTIVE assumes under this clause, THE COMPANY will pay him a one-time payment of the amount indicated in the second paragraph of the third clause of this agreement, subject to the discounts established by law.

SIXTH. INCENTIVE FOR THE INCORPORATION OF NEW COMPANY

6.1.

In addition to the social benefits that by law correspond to THE EXECUTIVE, THE COMPANY will additionally pay him, as part of THE COMPANY´s Incentive Program Policy for the Incorporation of a New Company, as an incentive or aid, the total amount of USD 354,461.54 (Three hundred fifty four thousand four hundred sixty one American Dollars and 54/100 Cents), pursuant to the provisions of Article 47 of Supreme Decree No. 002-97-TR, (legal provision that specifies the possibility that parties may agree to grant incentives or aid to encourage the incorporation of new companies for those employees who choose to terminate their labor relationship), with the sole purpose that THE EXECUTIVE incorporates a new company, in view of the fact that he has chosen to voluntarily terminate the labor relationship with THE COMPANY.

6.2.

THE EXECUTIVE undertakes that the amount referred to in this Clause shall be invested in the incorporation of a new company, so it has the quality of incentive or aid that THE COMPANY is paying to THE EXECUTIVE solely and exclusively for that purpose. Consequently, it constitutes income not subject to income tax, in accordance with the provisions of Article 18(a) of Legislative Decree No. 774, Income Tax Law.

6.4.	THE EXECUTIVE undertakes to deliver to THE COMPANY no later than November 1st, 2025, the copy of the R.U.C. file of the new incorporated entity.

This obligation has the quality of a sworn statement. The payment of the benefit stated in this clause will be made once THE EXECUTIVE has delivered the documents mentioned in section 6.4 of this clause.

6.5.

If THE EXECUTIVE does not prove the incorporation of the new company by the date indicated in the previous section, THE EXECUTIVE shall immediately and irrevocably lose the benefit of the tax exemption. In this case, THE COMPANY shall withhold the corresponding Income Tax on the total amount established in section 6.1 of this clause.

8.6. THE EMPLOYER declares to be in full agreement with the amount granted by this clause.

SEVENTH. CONSEQUENCES OF NON-COMPLIANCE

In the event that THE EXECUTIVE fails to comply with any of the stipulations contained herein, THE EXECUTIVE shall be obliged to pay the corresponding indemnity for damages, in accordance with the provisions of the Civil Code and other applicable regulations, as well as to immediately return the totality of the compensation received by virtue of this agreement as indicated in the second and third paragraph of the third clause of this agreement.

EIGHTH. GOOD STANDING / NON-DISPARAGEMENT

THE COMPANY and THE EXECUTIVE mutually undertake to protect and preserve the good name and reputation of the other party, and therefore shall refrain from making any comment, statement or declaration, whether verbally, in writing or through images, that affects the other party. The obligation of THE EXECUTIVE also extends to protect the good name of the employee´s, officers, executives, directors and shareholders of THE COMPANY, as well as of the related Companies in Peru or abroad.

After the date of signature of this Agreement, THE EXECUTIVE shall not make any false, misleading or defamatory statement with respect to THE COMPANY and/or its representatives. THE EXECUTIVE shall not make, repeat or publish, directly or indirectly, any false, derogatory, negative, unflattering, accusatory or disparaging remarks or references, either orally or in writing, regarding THE COMPANY and/or its representatives, or take any other action that could reasonably be expected to cause damage or injury to THE COMPANY or its representatives.

NINTH. WAIVER OF CLAIMS

THE EXECUTIVE, on behalf of himself, his heirs, executors, successors, administrators and assigns, knowingly and voluntarily, as permitted by law, absolves and forever releases THE COMPANY, its owners, partners, officers and managers, administrators, Agents, directors, attorneys, affiliates, related companies, parent companies, successors and assigns, knowingly and voluntarily, as permitted by law, from any and all claims against THE COMPANY, its owners, partners, officers and managers, administrators, Agents, directors, attorneys, affiliates, related companies, parent companies, successors and assigns, parent companies, successors and assigns (collectively, the “COMPANY Parties “) from any and all claims, causes of action or promises of any and all kinds, whether known or unknown, that are based on events occurring prior to the termination of his employment with THE COMPANY, including, but not limited to, the following: (a) any contractual claims, including any claims relating to, in connection with or arising out of any and all aspects or terms of their employment relationship; (b) any legal claims, including, but not limited to, claims under Peruvian labor law; (c) any and all tort claims, including claims for negligence; and (d) any claims, matters or actions relating to THE EXECUTIVE’s employment and/or affiliation with, or separation from, any of the COMPANY Parties.

TENTH. DECLARATION OF GOOD FAITH AND CONFORMITY TO THE PRESENT DOCUMENT

The parties confirm their willingness to enter into this termination agreement by mutual consent, as well as their conformity with each and every one of its clauses and express that in the execution of the same there has been no error, fraud, violence, intimidation or any vice capable of invalidating it in whole or in part.

In case of any doubt as to the interpretation and content of this document, the Spanish language version shall prevail.

ELEVENTH. APPLICABLE LAW AND JURISDICTION

This agreement is governed by the laws in force in Peru and is subject to the jurisdiction and competence of the judges of the city of Lima.

Signed, as a sign of conformity, on October 13, 2025 in two copies of identical tenor, for the record of the parties.

THE COMPANY		THE EXECUTIVE

Name:	Felipe Loyaga	Name:	/s/ Juan Wiesner
City of signature:	Trujillo, Peru	City of signature:	Lima, Peru
Date:	10/13/2025	Date:	10/13/2025

MISSION PRODUCE, INC.

Name	/s/ Stephen J. Barnard
City of signature:	Oxnard, California
Date:	10/13/2025